As filed with the Securities and Exchange Commission on August 31, 2012

Registration No. 333-182076

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAZADOR ACQUISITION CORPORATION LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-0668024
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

BBVA Building, P1
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
Tel: 787 993 9650

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francesco Piovanetti
Chairman of the Board and Chief Executive Officer
Cazador Acquisition Corporation Ltd.
BBVA Building, P1
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
Tel: 787 993 9650

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Yvan-Claude Pierre, Esq. William N. Haddad, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 521-5400 Facsimile: (212) 521-5450	Serge V. Pavluk, Esq. David Schubauer, Esq. Bilzin Sumberg Baena Price & Axelrod LLP 1450 Brickell Avenue, 23rd Floor Miami, FL 33131 Telephone: (305) 350-7237 Facsimile: (305) 351-2294

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the business combination described in the enclosed Proxy Statement/Prospectus, have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share(1)	24,481,092	(2)	$9.875	(3)	$241,750,783.50	$27,704.64
Common Stock(4)	5,750,000		$9.875	(3)	$56,781,250.00	$6,507.13
Warrants to Purchase Common Stock(5)	N/A		N/A		N/A	N/A
Common Stock underlying Warrants(6)	4,600,000		$9.875	(3)	$45,425,000.00	$5,205.71
Total	34,831,092				$343,957,033.50	$39,417.48	(7)

(1)	The number of shares of common stock of Net Element International, Inc. being registered represents the estimated maximum number of shares of Net Element International’s common stock to be issued in connection with the proposed business combination described herein.
(2)	Calculated as the product obtained by multiplying (a) the shares of common stock, par value $0.001 per share, of Net Element, Inc. estimated to be issued and outstanding (on a fully diluted basis) immediately prior to the consummation of the merger by (b) the Exchange Ratio of 0.025 set forth in the merger agreement (as hereinafter defined). This amount also includes shares of common stock of Net Element International that may, under certain circumstances, be issued to the extent a holder of common stock of Net Element, Inc. would receive fewer than 100 shares of common stock of Net Element International as a result of the Exchange Ratio.
(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the ordinary shares of Cazador Acquisition Corporation Ltd. on The NASDAQ Capital Market on June 5, 2012 ($9.875 per share), in accordance with Rule 457(f)(1).
(4)	The number of shares of common stock of Net Element International being registered includes all ordinary shares of Cazador Acquisition Corporation Ltd. that are issued and outstanding upon Cazador domestication (as hereinafter defined), which shares will automatically be converted by operation of law into shares of common stock of Net Element International in the Cazador domestication.
(5)	Upon effectiveness of the Cazador domestication, all outstanding warrants to acquire ordinary shares of Cazador Acquisition Corporation Ltd. will become warrants to acquire the same number of shares of Net Element International at the same price and for on same terms. No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(6)	Pursuant to Rule 416, there is also being registered such indeterminable number of additional shares of common stock of Net Element International as may be issued to prevent dilution resulting from share dividends, split-up, reverse split-up or similar event.
(7)	Previously paid by Cazador Acquisition Corporation Ltd.
*	Prior the effectiveness of the business combination described herein, the Registrant intends to effect a domestication under Section 388 of the General Corporation Law of the State of Delaware and a migration under Cayman Islands law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the domestication and the merger, the Registrant intends to change its legal corporate name to “Net Element International, Inc.”

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 4 to the Registration Statement on Form S-4 (No. 333-182076) is to amend and restate Exhibits 5.1, 8.1, 8.2, 8.3 and 99.1. No other changes have been made to the Registration Statement on Form S-4.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Officers and Directors.

The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The Registrant’s Second Amended and Restated Memorandum and Articles of Association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, or the SEC, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of June 12, 2012, by and between Cazador Acquisition Corporation Ltd. and Net Element, Inc. (included as Annex A to the joint proxy statement/prospectus included in this registration statement)
3.1	Second Amended and Restated Memorandum and Articles of Association of Cazador Acquisition Corporation Ltd., a Cayman Islands exempted company (included as Annex B to the joint proxy statement/prospectus included in this registration statement)
3.2	Form of Certificate of Incorporation of Cazador Acquisition Corporation Ltd., a Delaware corporation**
3.3	Form of Bylaws of Cazador Acquisition Corporation Ltd., a Delaware corporation**
3.4	Form of Amended and Restated Certificate of Incorporation of Net Element International, Inc., a Delaware corporation (included as Annex C to the joint proxy statement/prospectus included in this registration statement)
3.5	Form of Amended and Restated Bylaws of Net Element International, Inc., a Delaware corporation (included as Annex D to the joint proxy statement/prospectus included in this registration statement)
3.6	Form of Certificate of Corporate Domestication of Cazador (included as Annex E to the joint proxy statement/prospectus included in this registration statement)
4.1	Specimen Common Stock Certificate of Cazador Acquisition Corporation Ltd., a Delaware corporation**
4.2	Specimen Common Stock Certificate of Net Element International, Inc.**
4.3	Specimen Unit Certificate of Cazador Acquisition Corporation Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1 (SEC File No. 333-169231) filed with the SEC on September 3, 2010)
4.4	Specimen Ordinary Share Certificate of Cazador Acquisition Corporation Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1 (SEC File No. 333-169231) filed with the SEC on September 3, 2010)
4.5	Warrant Certificate of Cazador Acquisition Corporation Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1 (SEC File No. 333-169231) filed with the SEC on September 3, 2010)

Exhibit No.	Description of Exhibit
4.6	Registration Rights Agreement by and between Cazador Acquisition Corporation Ltd., Cazador Sub Holdings Ltd. and Others (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the SEC on October 6, 2010)
4.7	Warrant Agreement by and between Cazador Acquisition Corporation Ltd. and Continental Stock Transfer & Trust Company (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the SEC on October 6, 2010)
5.1	Opinion of Reed Smith LLP*
8.1	Tax Opinion of Reed Smith LLP relating to the Cazador domestication*
8.2	Tax Opinion of Reed Smith LLP relating to the merger*
8.3	Tax Opinion of Bilzin Sumberg Baena Price & Axelrod LLP relating to the merger*
10.1	Letter Agreement among Cazador Acquisition Corporation Ltd., Arco Capital Management LLC, and Cazador Sub Holdings Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the SEC on October 6, 2010)
10.2	Letter Agreement among Cazador Acquisition Corporation Ltd. and Each of the Directors and Executive Officers of Cazador Acquisition Corporation Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the SEC on October 6, 2010)
10.3	Form of Service Agreement for Cazador Acquisition Corporation Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1 (SEC File No. 333-169231) filed with the SEC on September 3, 2010)
10.4	Form of Subscription Agreement between Cazador Acquisition Corporation Ltd. and Cazador Sub Holdings Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1 (SEC File No. 333-169231) filed with the SEC on September 3, 2010)
10.5	Warrant Subscription Agreement between Cazador Acquisition Corporation Ltd. and Cazador Sub Holdings Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the SEC on October 6, 2010)
10.6	Investment Management Trust Agreement between Cazador Acquisition Corporation Ltd. and Continental Stock Transfer & Trust Company (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the SEC on October 6, 2010)
10.7	Indemnification Agreement for Cazador Acquisition Corporation Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1 (SEC File No. 333-169231) filed with the SEC on September 3, 2010)
10.8	Form of Security Escrow Agreement by and among Cazador Acquisition Corporation Ltd., Cazador Sub Holdings Ltd., and Continental Stock Transfer & Trust Company (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the SEC on October 6, 2010)
10.9	Repurchase Agreement between Cazador Acquisition Corporation Ltd. and Cazador Sub Holdings Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the SEC on October 6, 2010)
10.10	Memorandum of Understanding by and between Cazador Acquisition Corporation Ltd. and Cazador Sub-Holdings Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 29, 2012)
10.11	Lease Agreement, dated October 8, 2010, between Net Element, Inc. and 1450 South Miami, LLC (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the SEC on March 1, 2012)

Exhibit No.	Description of Exhibit
10.12	Amendment, dated November 16, 2011, between Net Element, Inc. and 1450 South Miami, LLC (incorporated by reference to Exhibit 10.2 to Net Element’s Current Report on Form 8-K filed with the SEC on March 1, 2012)
10.13	Technology Transfer and License Agreement dated December 14, 2010 between Netlab Systems, LLC and Openfilm, LLC (incorporated by reference to Exhibit 10.28 to Net Element’s Current Report on Form 8-K filed with the SEC on December 15, 2010)
10.14	Consulting Agreement dated October 12, 2009 between Openfilm, LLC and James Caan, as amended by the letter agreement dated October 12, 2009 signed by Mike Zoi and the letter agreement dated September 28, 2010 among Enerfund, LLC, Dmitry Kozko, James Caan and Mike Zoi (incorporated by reference to Exhibit 4.2 to Net Element’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 30, 2012)
10.15	Employment Agreement effective as of November 1, 2010 between Music1, LLC and Stephen Strother (incorporated by reference to Exhibit 10.31 to Net Element’s amended Transition Report on Form 10-KT/A filed with the SEC on February 3, 2011)
10.16	Membership Interest Purchase Agreement (Motorsport) dated as of February 1, 2011 between Enerfund, LLC and the Company (incorporated by reference to Exhibit 10.29 to the Company’s Transition Report on Form 10-KT/A filed with the Commission on February 3, 2011)
10.17	Amendment dated as of January 10, 2012 among Motorsport, LLC, Tom Haapanen, Jack Durbin, Nancy Schilke and Eric Gilbert (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2012)
10.18	License Agreement entered into February 1, 2011 between Music1, LLC and Stephen Strother (incorporated by reference to Exhibit 10.32 to Net Element’s amended Transition Report on Form 10-KT/A for the period from April 1, 2010 to December 31, 2010, filed with the SEC on February 3, 2011)
10.19	Loan Agreement dated as of December 10, 2010 between Enerfund, LLC and Openfilm, LLC (incorporated by reference to Exhibit 10.33 to Net Element’s amended Transition Report on Form 10-KT/A for the period from April 1, 2010 to December 31, 2010, filed with the SEC on February 3, 2011)
10.20	Offer Letter dated February 13, 2011 between Net Element, Inc. and Richard Lappenbusch (incorporated by reference to Exhibit 10.37 to Net Element’s Current Report on Form 8-K filed with the SEC on February 22, 2011)
10.21	Letter Agreement dated June 6, 2012 between Net Element, Inc. and Richard Lappenbusch, amending and restating the Offer Letter dated February 13, 2011 between Net Element, Inc. and Richard Lappenbusch (incorporated by reference to Exhibit 10.2 to Net Element’s Current Report on Form 8-K filed with the SEC on June 11, 2012)
10.22	Convertible Promissory Note and Loan Agreement dated May 16, 2011 between Enerfund, LLC and Net Element, Inc. (incorporated by reference to Exhibit 10.37 to Net Element’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed with the SEC on May 16, 2011)
10.23	Convertible Promissory Note and Loan Agreement dated October 24, 2011 between Enerfund, LLC and Net Element, Inc. (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the SEC on October 27, 2011)
10.24	Amended and Restated Guru Joint Venture Agreement dated as of December 31, 2011 between Net Element, Inc. and Curtis Wolfe (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the SEC on April 30, 2012)
10.25	Limited Liability Company Operating Agreement of LegalGuru LLC dated effective as of March 31, 2011 among LegalGuru LLC, Net Element, Inc. and Lobos Advisors, LLC (incorporated by reference to Exhibit 10.2 to Net Element’s Current Report on Form 8-K filed with the SEC on April 30, 2012)

Exhibit No.	Description of Exhibit
10.26	Advisor Agreement, effective as of July 19, 2011, between Motorsport.com, Inc. and Emerson Fittipaldi (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the SEC on July 25, 2011)
10.27	Joint Venture Agreement, dated April 6, 2012, between Net Element, Inc. and Igor Yakovlevich Krutoy (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the SEC on April 12, 2012)
10.28	Promissory Note and Loan Agreement dated May 14, 2012 between Enerfund, LLC and Net Element, Inc. (incorporated by reference to Exhibit 10.10 to Net Element’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 15, 2012)
10.29	Loan Agreement dated June 26, 2012 between Green Venture Group, LLC and OOO Net Element Russia (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the SEC on July 2, 2012)
10.30	Loan Agreement dated July 4, 2012 between OOO Sat-Moscow and OOO Net Element Russia (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the SEC on July 10, 2012)
10.31	Credit Agreement dated August 17, 2012 between Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the SEC on August 23, 2012)
10.32	Agreement of Property Rights Pledge dated August 17, 2012 between Alpha-Bank and OOO TOT Money (incorporated by reference to Exhibit 10.2 to Net Element’s Current Report on Form 8-K filed with the SEC on August 23, 2012)
23.1	Consent of BDO USA, LLP, independent accountants for Cazador Acquisition Corporation Ltd.**
23.2	Consent of Daszkal Bolton LLP, independent accountants for Net Element, Inc.**
23.3	Consent of Reed Smith LLP (included in Exhibit 5.1)*
23.4	Consent of Reed Smith LLP (included in Exhibit 8.1)*
23.5	Consent of Reed Smith LLP (included in Exhibit 8.2)*
23.6	Consent of Bilzin Sumberg Baena Price & Axelrod LLP (included in Exhibit 8.3)*
24.1	Power of Attorney**
99.1	Opinion of Maples and Calder
99.2	Form of Cazador Acquisition Corporation Ltd. Proxy Card (included as Annex F to the joint proxy statement/prospectus included in this registration statement)
99.3	Form of Net Element, Inc. Proxy Card (included as Annex G to the joint proxy statement/prospectus included in this registration statement)
99.4	Consents of Mike Zoi, Dmitry Kozko, James Caan, Kenges Rakishev and Felix Vulis**
101.INS	XBRL Instance Document of Cazador**
101.SCH	XBRL Taxonomy Extension Schema Document of Cazador**
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document of Cazador**
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document of Cazador**
101.LAB	XBRL Taxonomy Extension Label Linkbase Document of Cazador**
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document of Cazador**

*	Filed herewith.
**	Previously filed.

(b) Financial Statement Schedules:

All schedules are omitted because the required information is either not present, not present in material amounts or presented within the consolidated financial statements included in the joint proxy statement/prospectus and are incorporated herein by reference.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Puerto Rico, on August 31, 2012.

CAZADOR ACQUISITION CORPORATION LTD.

By: /s/ Francesco Piovanetti

Name:	Francesco Piovanetti
Title:	Chairman of the Board, Chief Executive Officer, Chief Financial Officer and President

Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Francesco Piovanetti Francesco Piovanetti	Chairman of the Board, Chief Executive Officer, Chief Financial Officer and President (Principal Executive Officer) (Principal Financial Officer and Principal Accounting Officer)	August 31, 2012
* Facundo Bacardi	Director	August 31, 2012
* David P. Kelley II	Director	August 31, 2012
* Shai Novik	Director	August 31, 2012
* Carlos Valle	Director	August 31, 2012
By /s/ Francesco Piovanetti Francesco Piovanetti Attorney-in-Fact